                                                                    EXHIBIT 99.1

SET FORTH BELOW ARE CERTAIN RISK FACTORS INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-1 (NO. 333-42138) FILED BY QUALCOMM SPINCO, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2000, AND PREPARED AS OF SUCH DATE.

REFERENCES IN THIS EXHIBIT 99.1 TO "SPINCO," "WE," "OUR," AND "US" REFER TO QUALCOMM SPINCO, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES. REFERENCES TO "QUALCOMM" REFER TO QUALCOMM INCORPORATED AND ITS SUBSIDIARIES.

                                  RISK FACTORS

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING US OR THE ONLY ONES THAT MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE NO HISTORY AS AN INDEPENDENT COMPANY, SO THE HISTORICAL INFORMATION PRESENTED IN THIS PROSPECTUS MAY NOT BE REPRESENTATIVE OF OUR FUTURE FINANCIAL RESULTS.

      We have no history as an independent company. Accordingly, the historical financial information presented in this prospectus may not necessarily reflect the results of operations, financial position and cash flows we would have had if we had operated independently during the periods presented. We may not be profitable on an ongoing basis as a stand-alone company. In the future our results of operations may differ from those presented in this prospectus due to our need to establish our own independent banking relationships, administrative functions and sources of funding. We may not be able to maintain these relationships, develop these functions or locate these sources successfully, or on a cost-effective basis.

THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY FREQUENT TECHNOLOGICAL INNOVATION. IF WE DO NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND REDUCE PRODUCTION COSTS, OUR FUTURE OPERATING RESULTS AND COMPETITIVE POSITION WILL BE HARMED.

      The wireless telecommunications industry is characterized by frequent technological innovation. Average selling prices for integrated circuits and other wireless telecommunications products have tended to decline over time. Therefore, we must continue to develop new products with enhanced features that we can sell at prices that permit us to achieve acceptable levels of profitability. Our ability to develop and introduce new products successfully will depend on numerous factors, including our ability to:

      - anticipate, and adequately develop new products on a timely basis to meet, evolving customer and market requirements and changes in technology and industry standards;

      - obtain rights to manufacture and sell products incorporating technologies developed by third parties;

      - market our products by differentiating them from those of our competitors;

      - respond successfully to new product announcements and introductions by our competitors;

      -     deliver our products in sufficient volumes and on time; and

      -     price our products competitively.

Our product development efforts may not be successful, and any new products we develop may not achieve market acceptance if we do not meet these challenges.

FUTURE SALES OF OUR PRODUCTS DEPEND IN PART ON WIDESPREAD DEPLOYMENT OF CDMA TECHNOLOGY.

      Our current products are based primarily on CDMA technology. Other digital wireless technologies, particularly Global Systems for Mobile communications, or GSM, technology, have been more widely adopted to date than CDMA. If CDMA technology does not become the preferred industry standard in the countries where we or our customers sell products or if wireless service providers do not select CDMA for their networks, we may be at a competitive disadvantage, and competitive pressures may require us to change our product designs at substantial cost. We may not be able to respond to these pressures or develop products compatible with the prevailing standard on a timely basis, or at an acceptable cost, which may limit the future sale of our products.

IF THE WIRELESS INDUSTRY DELAYS OR DOES NOT DEPLOY 3G WIRELESS STANDARDS BASED ON CDMA TECHNOLOGY, WE MAY LOSE A TIME TO MARKET ADVANTAGE OR EXPERIENCE OTHER COMPETITIVE DISADVANTAGES.

      Industry and government participants of the International Telecommunications Union and regional standards development organizations are currently considering a variety of standards that may be used in 3G wireless networks. 3G CDMA is a single standard with three modes of implementation. We have strategically focused on developing products for two of these modes. We have a product for one mode completed and a product for another mode in development. We are not currently developing products for the third mode. If the wireless industry delays or does not deploy 3G standards based on CDMA technology, we may lose a time to market advantage or experience other competitive disadvantages.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF CUSTOMERS. THE LOSS OF ANY ONE OF OUR MAJOR CUSTOMERS WOULD HARM THE RESULTS OF OUR OPERATIONS.

      We derive a significant portion of our revenue from a limited number of customers. Sales to Samsung Electronics Ltd. comprised 33%, 31% and 23% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. Sales to QUALCOMM Personal Electronics, a 51% owned subsidiary of QUALCOMM, comprised 31%, 28% and 18% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. We expect revenue from sales to QUALCOMM to continue to decline because of QUALCOMM's sale of its terrestrial wireless consumer products business to Kyocera Wireless in February 2000. Sales to LG Information and Communications, Ltd. comprised 19%, 14% and 15% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. Sales to Hyundai Electronics Industries Co., Ltd. comprised 10% of our combined revenues in fiscal 1999. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from these customers and, in particular:

      -     the product requirements of these customers;

      -     the financial and operational success of these customers; and

      - the success of these customers' products that incorporate our products.

      The loss of any one of these customers or the delay, even if only temporary, or cancellation of significant orders from any of these customers would harm our results of operations.

WE DEPEND UPON A LIMITED NUMBER OF THIRD PARTY MANUFACTURERS TO PRODUCE AND TEST OUR PRODUCTS. ANY DISRUPTIONS IN THE OPERATIONS OF, OR THE LOSS OF, ANY OF THESE THIRD PARTIES COULD HARM OUR BUSINESS.

      We subcontract all of our manufacturing and assembly and most of the testing of our integrated circuits. We depend upon a limited number of third parties to perform these functions, some of which are only available from single sources with which we do not have long-term contracts. For example, during fiscal 1999, IBM was the primary manufacturer of our MSM family of integrated circuits. Our reliance on sole or limited source vendors involves risks. These risks include possible shortages of key components, product performance shortfalls, and reduced controls over delivery schedules, manufacturing capability, quality assurance, quantity and costs. We have no firm long-term commitments from our manufacturers to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. As a result, these manufacturers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to us on short notice.

      Our operations also may be harmed by lengthy or recurring disruptions at any of the facilities of our manufacturers. These disruptions may include labor strikes, work stoppages, fire, earthquake, flooding or other natural disasters. These disruptions could cause significant delays in shipments until we are able to shift the products from an affected manufacturer to another manufacturer. The loss of a significant third party manufacturer or the inability of a third party manufacturer to meet performance and quality specifications or delivery schedules could harm our business.

      In addition, one or more of our manufacturers may obtain licenses from QUALCOMM to manufacture CDMA integrated circuits that compete with our products. In this event, the manufacturer could elect to allocate scarce components and manufacturing capacity to its own products and reduce deliveries to us. In the event of a loss of or our decision to change a key third party manufacturer, qualifying a new manufacturer and commencing volume production or testing could involve delay and expense, resulting in lost revenues, reduced operating margins and possible loss of customers.

WE DEPEND ON PASS-THROUGH LICENSES FROM THIRD PARTY MANUFACTURERS TO PROVIDE US WITH PROTECTION AGAINST CLAIMS THAT WE VIOLATE THIRD PARTY MANUFACTURING PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS. THE LOSS OF ONE OR MORE OF OUR MANUFACTURERS COULD EXPOSE US TO THIS LIABILITY.

      Many of our third party manufacturers have cross-licenses with owners of patents and other intellectual property rights that may be necessary for the manufacture of our products. By using third party manufacturers to manufacture, assemble and test our integrated circuits, we may receive the benefit of cross-licenses extended to products manufactured, assembled or tested by the manufacturers. If we are forced to or later decide to use different third party manufacturers, we may lose the benefit of any cross-licenses extended to our products and therefore may be exposed to additional liability from the assertion of patents or other intellectual property rights against us.

SHORTAGES OF OR DEFECTS IN COMPONENTS, MATERIALS OR SOFTWARE USED IN OUR INTEGRATED CIRCUIT PRODUCTS OR SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS WOULD HARM OUR BUSINESS.

      Shortages of or defects or impurities in the components, materials or software used by us or our customers, delays in the delivery of those components, materials or software, or equipment failures or other difficulties would adversely affect our ability to ship products on a timely basis or our customers' demand for our products, which, in turn, would harm our business. We also may experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third party manufacturers.

OUR OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND TO MARKET DOWNTURNS, AND WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT RATE OF GROWTH.

      Our revenues, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Although we have had significant revenues and earnings growth in prior years, we may not be able to sustain these growth rates. Our future operating results will depend on many factors, including the following:

      -     the loss of existing or anticipated customers or orders;

      -     decreases in average selling prices of our products;

      - the availability and cost of integrated circuits from our third party manufacturers;

      - our ability to develop, introduce and market new products and services on a timely basis;

      -     changes in the mix of products produced and sold;

      -     product defects;

      -     intellectual property disputes;

      -     seasonal customer demand;

      - the general conditions of the semiconductor industry, including cyclical downturns; and

      - the rate of adoption and acceptance of new industry standards in our target markets.

      As a company focused on integrated circuits and system software solutions, our revenues may be more volatile than other companies with more diversified businesses. General economic or other conditions causing a downturn in the market for our products, affecting the timing of customer orders or causing cancellations or rescheduling of orders could also adversely affect our operating results. Moreover, our customers may change delivery schedules or cancel or reduce orders without incurring significant penalties and generally are not subject to minimum purchase requirements.

      The foregoing factors are difficult to forecast and these, as well as other factors, could harm our quarterly or annual operating results. If our operating results fail to meet the expectations of investment analysts or investors in any period, the market price of our common stock may decline.

WE ARE SUBJECT TO INTENSE COMPETITION.

      We currently face significant competition in our markets and expect that intense competition will continue. We compete primarily based on:

      - the benefits of CDMA relative to other wireless technologies, such as Time Division Multiple Access, or TDMA, and GSM;

      -     comprehensiveness of product solutions;

      -     product performance and quality;

      -     design and engineering capabilities;

      -     compliance with industry standards;

      -     time to market;

      -     system cost;

      -     new product innovations; and

      -     customer support.

      This competition has resulted and is expected to continue to result in declining average selling prices for our products. We anticipate that additional competitors will enter our markets as a result of growth opportunities in wireless telecommunications, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in selected segments of the industry.

      Our current competitors include major semiconductor companies such as Intel, LSI Logic and Philips, as well as major telecommunication equipment companies such as Motorola and Lucent. We also face competition from the in-house development efforts of many of our key customers, including Samsung. Moreover, some of our customers have rights from QUALCOMM that allow them to manufacture and sell integrated circuits incorporating CDMA technology and may compete directly with us.

      Many of our current and potential competitors have advantages over us, including:

      - existing royalty-free cross-licenses to competing and emerging technologies;

      -     longer operating histories and presence in key markets;

      -     access to in-house semiconductor manufacturing facilities;

      -     greater name recognition;

      -     access to larger customer bases; and

      - greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have.

      As a result of these factors, these competitors may be more successful than us. In addition, we anticipate additional competitors to enter the market for products based on 3G standards. These competitors may have more established relationships and distribution channels in markets not currently deploying wireless technology. These competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share to the detriment of our own.

IF OUR COMPETITORS ACQUIRE RIGHTS TO OUR INTELLECTUAL PROPERTY, OR TO INTELLECTUAL PROPERTY THAT WE LICENSE FROM QUALCOMM, IT WILL BE EASIER FOR THOSE COMPETITORS TO OFFER PRODUCTS SIMILAR TO OURS.

      QUALCOMM has licensed its CDMA technology to numerous other integrated circuit manufacturers, and may continue to extend patent licenses relating to its CDMA technology on terms that may be superior to the terms that we receive. Although we own an array of proprietary technology that supplements and advances the technology we license from QUALCOMM, it may be possible for a third party to copy or otherwise obtain and use our technology or the technology we license from QUALCOMM without authorization, develop similar technology independently or design around the patents we own or license. If any of our patents, or the patents we license from QUALCOMM, fail to protect the relevant technology, it will be easier for our competitors to offer products similar to ours. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries. Moreover, we may be required to license our intellectual property to third parties.

WE DERIVE THE MAJORITY OF OUR REVENUES FROM SALES OUTSIDE THE UNITED STATES, AND OUR INTERNATIONAL BUSINESS ACTIVITIES SUBJECT US TO RISKS THAT COULD HARM OUR BUSINESS.

      A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets. Our revenues from international customers as a percentage of total revenues were 60% in fiscal 1997, 62% in fiscal 1998 and 74% in fiscal 1999. In addition, our pursuit of international growth opportunities may require significant investments for an extended period before we realize returns, if any, on our investments. Our business could be adversely affected by:

      -     unexpected changes in legal or regulatory requirements;

      -     export controls, tariffs and other barriers;

      -     fluctuations in currency exchange rates;

      - nationalization, expropriation and limitations on repatriation of cash;

      -     social, economic, banking and political risks;

      -     taxation; and

      - changes in U.S. laws and policies affecting trade, foreign investment and loans.

      In addition to the general risks associated with our international sales and operations, we will also be subject to risks specific to the individual countries in which we do business. Three of our four largest customers during 1999 are based in South Korea. A significant downturn in the economies of Asian countries where our products are sold, particularly South Korea's economy, would materially harm our business. We also are subject to risks in certain markets in which our customers grant subsidies on handsets to their subscribers. For example, in South Korea the government recently limited the ability of handset manufacturers to provide subsidies on handsets to its subscribers and this, in turn, reduced the volume of products purchased from us.

FOREIGN CURRENCY FLUCTUATIONS COULD HARM OUR RESULTS OF OPERATIONS.

      We are exposed to risk from fluctuations in foreign currencies that could impact our results of operations, liquidity and financial condition. Declines in currency values in selected regions may adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies. Our trade receivables are generally dollar denominated. Accordingly, any significant change in the value of the dollar against our customers' functional currencies could result in an increase in our customers' cash flow requirements and could consequently affect our ability to collect receivables. Our exposure to emerging market currencies may increase as we expand into those markets.

WE INTEND TO PURSUE STRATEGIC TRANSACTIONS, WHICH COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL RESULTS.

      We intend to pursue strategic transactions that provide access to new technologies, products or markets. These transactions could include acquisitions, partnerships, joint ventures, business combinations and investments. Any transaction may require us to incur non-recurring or on-going charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our business and financial results. In addition, we may not succeed in retaining key employees of any business that we acquire. We may not consummate these transactions on favorable terms or at all or obtain the benefits we anticipate from a transaction. Accordingly, any of these transactions may have an adverse affect on our business or results of operations.

OUR INTELLECTUAL PROPERTY ARRANGEMENT WITH QUALCOMM MAY HARM OUR COMPETITIVE POSITION.

      Under the terms of our agreements with QUALCOMM, QUALCOMM may require us to assign to it selected patents, patent applications and invention disclosures that we develop or acquire and will receive a license to our other patents, patent applications and invention disclosures. QUALCOMM will have the right to license to third parties the patents, patent applications and invention disclosures we assign to it and the right to sublicense to third parties its license rights relating to those of our patents that are essential to wireless standards. QUALCOMM's access to our intellectual property may limit the competitive advantage we can derive from our development programs, and may interfere with our ability to enter into strategic transactions with third parties. If we are unable to enter into these types of transactions, our access to new technologies, products or markets may be limited.

OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO MANAGE GROWTH IN OUR BUSINESS.

      Since 1996, our business has experienced periods of rapid growth that have placed, and are expected to continue to place, significant demands on our managerial, operational and financial resources. In order to manage this growth, we must continue to improve and expand our management, operational and financial systems and controls, including quality control and delivery and service capabilities. We also need to continue to expand, train and manage our employee base. We must carefully manage production and inventory levels to meet product demand, new product introductions and product transitions. We cannot assure you that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

      In addition, inaccuracies in our demand forecasts could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. Our international expansion plans will require us to establish, manage and control operations in countries where we have limited or no operating experience. If we ineffectively manage our growth or are unsuccessful in recruiting and retaining personnel, our business and results of operations will be harmed.

THE ENFORCEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS MAY BE EXPENSIVE AND COULD DIVERT VALUABLE COMPANY RESOURCES.

      We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. Our intellectual property portfolio is primarily comprised of a select group of essential CDMA patents, patent applications and product designs transferred to us by QUALCOMM and the master intellectual property assignment and license agreement that allows us to use QUALCOMM's CDMA digital wireless technology, which is covered by various patents and patent applications. We also develop and seek domestic and foreign patent protection for our own proprietary technologies. We may need to engage in litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. The attempted enforcement of intellectual property rights by us could result in significant costs and diversion of resources away from our development and commercial efforts.

CLAIMS BY THIRD PARTIES THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY OR THAT PATENTS ON WHICH WE RELY ARE INVALID COULD ADVERSELY AFFECT OUR BUSINESS.

      From time to time, companies may assert patent, copyright and other intellectual proprietary rights to technologies used in our products or in the industry generally. These claims may result in our involvement in litigation. We may not prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If any of our products were found to infringe on protected technology, we could be required to redesign such products, license such technology, and/or pay damages or other compensation to the infringed party. If we are unable to license protected technology used in our products, we could be prohibited from making and selling such products.

      QUALCOMM has various cross-licenses from parties claiming rights to wireless technologies. QUALCOMM also may have the benefit of covenants from third parties not to assert their patents against QUALCOMM. Following the distribution of Spinco's common stock by QUALCOMM, we will no longer have the benefit of those cross-license and covenant not to assert arrangements. Accordingly, we may be subject to claims that we would not have been subject to as part of QUALCOMM. In addition, as the number of competitors in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time consuming, result in costly litigation, divert the efforts of our technical and management personnel or cause product shipment delays, any of which could have a material adverse effect upon our operating results.

      A number of third parties have claimed to own patents essential to various proposed 3G CDMA standards. If we and other product manufacturers are required to obtain additional licenses and/or pay royalties to one or more patent holders, this could have a material adverse effect on the commercial implementation of our CDMA products and our product margins and profitability.

      Prior to QUALCOMM's distribution of our common stock to its stockholders, we may be subject to litigation that we would not face as a stand-alone company unrelated to QUALCOMM.

      Third parties also may commence actions seeking to establish the invalidity of our patents or the patents QUALCOMM licenses to us. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable, which would harm our competitive position. Even if a third party challenge is not successful, it could be expensive and time consuming, divert management attention from our business and harm our reputation.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS.

      Our future success depends largely upon the continued service of our executive officers and other key management and technical personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel. Our key technical personnel represent a significant asset, as the source of our technological and product innovations. The competition for these personnel is intense in the wireless telecommunications industry.

      We may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation both by our competitors and us. In addition, our separation from QUALCOMM may result in significant disruption of our personnel and may result in higher than normal turnover rates, including key managerial departures. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop, manufacture and sell our products. We do not have employment agreements with our key management personnel and do not maintain key person life insurance on any of our personnel.

PRODUCT LIABILITY CLAIMS OR RECALLS COULD HARM OUR BUSINESS.

      Testing, manufacturing, marketing and use of our products entails the risk of product liability. We are currently covered by QUALCOMM's product liability insurance and will obtain our own product liability insurance after QUALCOMM's distribution of our common stock to its stockholders. Although we believe this insurance will be adequate to protect against product liability claims, we cannot assure you that QUALCOMM or we will be able to continue to maintain such insurance at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. Any inability by QUALCOMM or us to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of our products. In addition, a product liability claim or recall could harm our business or reputation.

THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES AND IN UNDETECTED DEFECTS OR BUGS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH CURRENT OR PROSPECTIVE CUSTOMERS.

      Highly complex products such as the integrated circuits and software that we offer or the products into which our products are incorporated may contain defects and bugs when they are first introduced or as new versions are released. If any of our integrated circuits, software, or the products into which our integrated circuits and software are incorporated contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products or the products into which our integrated circuits are incorporated.

      In addition, these defects or bugs could interrupt or delay sales to our customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our products are tested by our suppliers, our customers and ourselves, we cannot assure you that our new products or the products into which our integrated circuits and software are incorporated will not contain defects or bugs. If any of these problems are not found until after the commercial production of such new products, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR PRODUCTS MAY DECREASE.

      Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our products. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could reduce demand for our products in the U.S. as well as foreign countries.

                  RISKS RELATED TO OUR SEPARATION FROM QUALCOMM

AFTER OUR SEPARATION FROM QUALCOMM, WE MAY EXPERIENCE INCREASED COSTS RESULTING FROM DECREASED PURCHASING POWER OR LESS FAVORABLE LICENSE TERMS, EITHER OF WHICH COULD HARM OUR BUSINESS.

      Prior to our separation from QUALCOMM, we were able to take advantage of QUALCOMM's size and purchasing power in procuring goods, services and technology. As a separate, stand-alone entity, we may be unable to obtain goods, services and technology at prices and on terms as favorable as those we obtained prior to the separation. In addition, our patent cross-license agreement with QUALCOMM does not permit us to sublicense to third parties that portion of QUALCOMM's intellectual property portfolio licensed to us. In addition, QUALCOMM will have the right to acquire a portion of our patents, patent applications and invention disclosures and restrict our ability to sublicense that intellectual property to others. As a result, in negotiating patent cross-license agreements with third parties, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we retained all rights to all of our inventions, could sublicense all of the intellectual property we develop or acquire and the QUALCOMM intellectual property that is licensed to us, or had access to QUALCOMM's entire intellectual property portfolio.

AFTER OUR SEPARATION FROM QUALCOMM, WE WILL NO LONGER BE ABLE TO PASS THROUGH OR SUBLICENSE SELECTED INTELLECTUAL PROPERTY RIGHTS OF QUALCOMM'S LICENSEES, WHICH MAY HARM OUR ABILITY TO MARKET OUR PRODUCTS AND SUBJECT US TO LIABILITY.

      Prior to our separation from QUALCOMM, we were generally able to pass through to our customers selected intellectual property rights of some of QUALCOMM's licensees. Following our separation from QUALCOMM, we will no longer be able to pass on those benefits to our customers, which may harm our ability to market our products and may subject us to claims for indemnification by our customers if they are sued by the holders of the intellectual property licensed to QUALCOMM.

OUR BUSINESS MAY SUFFER IF QUALCOMM DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON STOCK.

      QUALCOMM currently anticipates that it will complete its divestiture of Spinco by August 2001 by distributing all of our common stock that it owns to holders of QUALCOMM common stock. However, QUALCOMM is not obligated to do so, and it is possible that QUALCOMM may decide not to complete this distribution by that time or at all. Completion of the distribution is subject to, among other things, approval by QUALCOMM's board of directors, receipt of a favorable Internal Revenue Service ruling regarding the tax-free nature of the distribution, and market conditions. As a result, we may not obtain the benefits we expect as a result of this distribution, including greater strategic focus, more effective access to third party technology, elimination of potential conflicts with our customers, better incentives and greater


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

accountability for employees and the other benefits described in "Our Separation from QUALCOMM." In addition, until this distribution occurs, the risks discussed below relating to QUALCOMM's control of us and the potential business conflicts of interest between QUALCOMM and us will continue to be relevant to our stockholders.

THE TRANSITIONAL SERVICES BEING PROVIDED TO US BY QUALCOMM MAY NOT BE SUFFICIENT TO MEET OUR NEEDS, AND WE MAY NOT BE ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH QUALCOMM EXPIRE.

      QUALCOMM has agreed to provide certain transitional services to us, including services related to:

      -     engineering;

      -     information technology systems;

      -     buildings and facilities;

      -     finance and accounting; and

      -     other administrative functions.

Although QUALCOMM is contractually obligated to provide us with these services, these services may not be provided at the same level of quality as when we were part of QUALCOMM, and we may not be able to obtain the same benefits. We will also lease and sublease certain office and manufacturing facilities from QUALCOMM.

      These transitional service arrangements generally have a term of less than two years following the separation. These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from QUALCOMM. The final terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. The prices charged to us under these agreements may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. Accordingly, upon the expiration of these various arrangements, we may not be able to replace the transitional services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from QUALCOMM.

WE CURRENTLY USE QUALCOMM'S INFORMATION TECHNOLOGY SYSTEMS, AND ALTHOUGH WE PLAN TO CREATE AND IMPLEMENT OUR OWN INFORMATION TECHNOLOGY SYSTEMS, WE MAY NOT BE SUCCESSFUL IN DOING SO.

      We currently use QUALCOMM's information technology systems to support our operations, including systems to manage inventory, order processing, human resources, shipping and accounting. Many of these systems are proprietary to QUALCOMM and are very complex. These systems have been modified, and are in the process of being further modified, to enable

QUALCOMM to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data. We are in the process of creating our own information systems to eventually replace QUALCOMM's systems. However, we may not be successful in implementing these systems and transitioning data from QUALCOMM's systems to ours. Any failure or significant downtime in QUALCOMM's or our own information systems could prevent us from taking customer orders, shipping products or billing customers and could harm our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND WE WILL NOT BE ABLE TO RELY ON QUALCOMM TO FUND THESE CAPITAL REQUIREMENTS.

      The design, development, manufacture and marketing of digital wireless communications products and services require significant amounts of capital. In the past, our capital needs have been satisfied by QUALCOMM. However, following the separation, QUALCOMM will no longer provide funds to finance our working capital or other cash or banking requirements. We cannot assure you that financing, if needed, will be available to us on favorable terms or at all.

      We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities and build-up of inventories. We believe that the proceeds to us of this offering, along with our future cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for the foreseeable future. However, we may require or choose to obtain additional debt or equity financing in the future. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We may not be able to obtain debt financing with interest rates as favorable as those historically enjoyed by QUALCOMM.

                 RISKS RELATED TO OUR RELATIONSHIP WITH QUALCOMM

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH QUALCOMM WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

      Conflicts of interest may arise between QUALCOMM and us in a number of areas relating to our past and ongoing relationships, including:

      - labor, tax, employee benefit, indemnification and other matters arising from our separation from QUALCOMM;

      -     intellectual property matters;

      -     employee retention and recruiting;

      -     major business combinations involving us;

      - sales or distributions by QUALCOMM of all or any portion of its ownership interest in us;

      - the nature, quality and pricing of transitional services QUALCOMM has agreed to provide to us; and

      - business opportunities that may be attractive to both QUALCOMM and us.

      In addition, although QUALCOMM will agree not to compete with us in the CDMA semiconductor industry for a period of three years, QUALCOMM may decide to compete with us in the future, creating an additional conflict of interest.

      We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that conflicts will not result in harmful consequences to our business or prospects. Even if we do resolve any conflicts, the resolution may be less favorable than if we were dealing with an unaffiliated party. Furthermore, the agreements we will enter into with QUALCOMM may be amended upon agreement between the parties. While we are controlled by QUALCOMM, QUALCOMM may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreement.

OUR DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR POSITIONS WITH QUALCOMM AND THEIR OWNERSHIP OF QUALCOMM COMMON STOCK.

      Many of our directors, executive officers and employees have a substantial amount of their personal financial portfolios in QUALCOMM common stock and options to purchase QUALCOMM common stock. Ownership of QUALCOMM common stock by our directors, officers and employees after our separation from QUALCOMM could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for QUALCOMM and us. In addition, Dr. Irwin M. Jacobs and Anthony S. Thornley will serve as Chairman of the Board and Chief Financial Officer, respectively, of both companies, which also could create, or appear to create, conflicts of interest.

      Our financial results will be included in QUALCOMM's consolidated financial statements prior to the distribution of our common stock by QUALCOMM. Our directors and executive officers who will hold positions with QUALCOMM, and who may also be holders of QUALCOMM common stock or options to purchase QUALCOMM common stock, may therefore consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on QUALCOMM's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to QUALCOMM.

OUR CLOSE RELATIONSHIP WITH QUALCOMM COULD LIMIT OUR POTENTIAL TO DO BUSINESS WITH QUALCOMM'S COMPETITORS.

      We will continue to have a variety of contractual relationships with QUALCOMM. Whether or not QUALCOMM completes its distribution of our common stock, our close relationship with QUALCOMM will continue for a significant period of time. We cannot predict whether existing and potential customers will be deterred from purchasing our products or using our services by the existence of these relationships or the historical ties between QUALCOMM and us. If they are deterred, our future growth could be hindered.

WE WILL BE CONTROLLED BY QUALCOMM AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

      After the completion of this offering, QUALCOMM will own approximately % of our outstanding common stock, or approximately % if the underwriters exercise in full their option to purchase additional shares. As long as QUALCOMM owns a majority of our outstanding common stock, QUALCOMM will continue to be able to elect our entire board of directors and to remove any director, with or without cause. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the QUALCOMM stockholders. As a result, QUALCOMM will control all matters affecting us, including:

      - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

      - the allocation of business opportunities that may be suitable for us and QUALCOMM;

      - any determinations with respect to mergers or other business combinations;

      -     our acquisition or disposition of assets;

      -     our financing;

      - changes to the agreements providing for our separation from QUALCOMM;

      -     the payment of dividends on our common stock; and

      -     determinations with respect to our tax returns.

QUALCOMM is not prohibited from selling a controlling interest in us to a third party. However, QUALCOMM has agreed not to offer, sell or otherwise transfer any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters.

BECAUSE QUALCOMM WILL OWN MORE THAN NINETY PERCENT OF OUR OUTSTANDING CAPITAL STOCK, IT MAY MERGE US INTO QUALCOMM AT ANY TIME.

      Although QUALCOMM currently anticipates that by August 2001 it will distribute all of our common stock that it owns to the holders of QUALCOMM common stock, it is not obligated to do so, and it is possible that QUALCOMM may decide not to complete the distribution. Under

Delaware law, a parent corporation that owns at least ninety percent of the outstanding capital of a subsidiary corporation may merge the subsidiary into the parent without the vote of the subsidiary's stockholders. Therefore, in the event QUALCOMM elects not to complete the distribution, it may merge us into itself without the vote of our stockholders. In such event, our outstanding shares of common stock would be converted into shares of common stock of QUALCOMM. Our stockholders would be entitled to appraisal rights under Delaware law, but these rights may not entitle our stockholders to receive consideration equivalent to the price they paid for our common stock.

WE MAY BE UNABLE TO RAISE CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH QUALCOMM.

      Prior to QUALCOMM's distribution of our common stock to its stockholders, QUALCOMM may seek to maintain a significant percentage of our common stock for tax planning purposes or otherwise. As a result, we may be constrained in our ability to raise equity capital in the future or to issue common stock or other equity securities in connection with future acquisitions.



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